For Immediate Release

Level One Bancorp, Inc. reports third quarter 2021 net income of $9.5 million, representing $1.16 diluted earnings per common share

Farmington Hills, MI – October 29, 2021 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported its financial results for the third quarter of 2021, which included net income of $9.5 million, or $1.16 diluted earnings per common share. This compares to net income of $5.2 million, or $0.67 diluted earnings per common share, in the third quarter of 2020.

Patrick J. Fehring, Chief Executive Officer of Level One, commented, "The Level One team delivered solid operating results in the third quarter 2021 with net income of $9.5 million or $1.16 diluted earnings per common share. This represents a 38.10% increase over diluted earnings per common share of $0.84 for the prior quarter and an increase of 73.13% over the third quarter of 2020 diluted earnings per common share of $0.67. Our quarterly performance was driven by growth in total loans of $56.1 million (excluding Paycheck Protection Program ("PPP") loans), or 14.81% annualized for the period and an increase in fees from mortgage banking activities of $1.5 million or 55.51% over the prior quarter. As announced over the summer, Level One added talent to our mortgage origination team, and the impact was evident in our business results."

Mr. Fehring continued, "Level One also experienced improved credit quality with a decrease in our nonperforming assets as a percentage of total assets to 0.48% at the end of the third quarter compared to 0.55% at the end of the prior quarter. Our financial results also reflect an increase of the net interest margin to 3.47% in the third quarter compared to 3.30% in the prior quarter. The improvement in the net interest margin during the quarter was a result of decreased deposit cost, lower subordinated debt expense along with higher loan interest income including PPP revenue. We are pleased with these positive operating results for the quarter, and we appreciate the efforts of the Level One team."

Third Quarter 2021 Highlights

•Total loans decreased 3.13% to $1.72 billion at September 30, 2021, compared to $1.78 billion at June 30, 2021
•Total loans, excluding a decrease of $111.7 million of PPP loans, increased $56.1 million, or 14.81% annualized, during the third quarter of 2021
•Total assets increased 1.49% to $2.54 billion at September 30, 2021, compared to $2.51 billion at June 30, 2021
•Total deposits increased 1.73% to $2.07 billion at September 30, 2021, compared to $2.03 billion at June 30, 2021
•Book value per common share increased 4.08% to $27.56 per common share at September 30, 2021, compared to $26.48 per common share at June 30, 2021
•Tangible book value per common share increased 5.04% to $21.89 per common share at September 30, 2021, compared to $20.84 per common share at June 30, 2021
•Net income of $9.5 million increased 35.62% from $7.0 million in the preceding quarter
•Diluted earnings per common share of $1.16 increased 38.10% compared to $0.84 in the preceding quarter
•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.47%, compared to 3.30% in the preceding quarter and 2.80% in the third quarter of 2020
•Noninterest income increased $1.7 million to $6.0 million in the third quarter of 2021, compared to $4.3 million in the preceding quarter

•Noninterest expense increased $1.4 million to $16.0 million in the third quarter of 2021, compared to $14.6 million in the preceding quarter
•Provision for loan loss decreased $1.7 million to a $1.2 million recovery of provision in the third quarter of 2021, compared to a $540 thousand provision expense in the preceding quarter
Net Interest Income and Net Interest Margin

Level One's net interest income increased $899 thousand, or 4.58%, to $20.5 million in the third quarter of 2021, compared to $19.6 million in the preceding quarter, and increased $3.9 million, or 23.61%, compared to $16.6 million in the third quarter of 2020. The increase in net interest income compared to the preceding quarter was primarily due to an increase of $500 thousand of interest income on loans and decreases of $126 thousand in interest expense on deposits and $181 thousand in interest expense on subordinated notes. The increase in net interest income compared to the third quarter of 2020 was primarily due to increases of $1.7 million of interest income on loans primarily as a result of the accelerated recognition of fees on PPP loans that were forgiven and $419 thousand of interest income on investment securities due to increased volumes of investment securities. In addition, between the third quarter of 2020 and the third quarter of 2021, interest expense on deposits decreased $1.4 million and interest expense on borrowed funds and subordinated notes decreased $483 thousand. The decrease in interest expense on deposits was primarily due to lower interest rates paid as a result of revised internal deposit rates and maturity of higher cost time deposits. The decrease in interest expense on borrowed funds and subordinated notes was primarily due to the redemption of $15.0 million of subordinated notes during the second quarter of 2021 and a decrease in Federal Reserve Bank borrowings.

Level One’s net interest margin, on a FTE basis, was 3.47% in the third quarter of 2021, compared to 3.30% in the preceding quarter and 2.80% in the third quarter of 2020. The increase in the net interest margin year over year was primarily a result of an increase in loan yields of 62 basis points to 4.60% in the third quarter of 2021, compared to 3.98% in the third quarter of 2020 due primarily to the recognition of fees on PPP loans, as well as a decrease in the cost of interest-bearing liabilities, which declined 40 basis points to 0.48% in the third quarter of 2021, compared to 0.88% in the third quarter of 2020 primarily due to lower interest rates paid as a result of revised internal deposit rates and maturity of higher cost time deposits.

Noninterest Income

Level One's noninterest income increased $1.7 million, or 39.64%, to $6.0 million in the third quarter of 2021, compared to $4.3 million in the preceding quarter, and decreased $3.1 million, or 33.80%, compared to $9.1 million in the third quarter of 2020. The increase in noninterest income compared to the preceding quarter was primarily attributable to an increase of $1.5 million in mortgage banking activities and an increase of $151 thousand in other charges and fees. The increase in the mortgage banking activities income compared to the preceding quarter was primarily due to $26.2 million higher residential loan originations held for sale and $11.2 million higher residential loans sold primarily as a result of increased hiring efforts and efficiencies created within the mortgage department. The increase in other charges and fees was primarily due to tax credits as a result of legislation enacted in response to the COVID-19 pandemic recognized during the quarter.

The decrease in noninterest income in the third quarter of 2021 compared to the same period in 2020 was primarily due to decreases of $2.9 million in mortgage banking activities and $434 thousand in net gains on sales of investment securities. This was partially offset by an increase of $243 thousand in service charges on deposits. The decrease in mortgage banking activities compared to the third quarter of 2020 was primarily due to $84.2 million fewer residential loan originations held for sale and $54.5 million fewer residential loans sold. The higher volumes in the third quarter of 2020 were primarily as a result of the significant decrease in interest rates during the first half of 2020 while interest rates have remained relatively stable in 2021. The decrease in net gains on sales of investment securities was due to no securities sold in the third quarter of 2021. The increase in service charges on deposits was primarily due to higher transaction volumes and deposit balances.

Noninterest Expense

Level One's noninterest expense increased $1.4 million, or 9.60%, to $16.0 million in the third quarter of 2021, compared to $14.6 million in the preceding quarter, and increased $863 thousand, or 5.71%, compared to $15.1 million in the third quarter of 2020. The increase in noninterest expense compared to the preceding quarter was primarily attributable to increases of $1.2 million in salary and employee benefits and $147 thousand in marketing expense. The increase in salary and employee benefits compared to the second quarter of 2021 was primarily due to an increase of $902 thousand in mortgage commissions as well as an increase of 15 full-time equivalent employees. The increase in marketing expense between the periods was due to an increase in advertising efforts.

The increase in noninterest expense in the third quarter of 2021 compared to the same period in 2020 was mainly attributable to an increase of $689 thousand in salary and employee benefits and $171 thousand in marketing expense. The increase in salary and employee benefits between the periods was primarily due to an increase of 20 full-time equivalent employees as well as incentive compensation. The increase in marketing expense between the periods was due to an increase in advertising efforts.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, was 60.21% for the third quarter of 2021, compared to 60.93% for the preceding quarter and 58.81% in the third quarter of 2020.

Income Tax Expense

Level One's income tax provision was $2.3 million, or 19.49% of pretax income, in the third quarter of 2021, as compared to $1.8 million, or 20.82% of pretax income, in the preceding quarter and $1.1 million, or 17.66% of pretax income, in the third quarter of 2020.

Loan Portfolio

Total loans were $1.72 billion at September 30, 2021, a decrease of $55.5 million, or 3.13%, from $1.78 billion at June 30, 2021, and down $124.2 million, or 6.73%, from $1.84 billion at September 30, 2020. The decrease in total loans compared to June 30, 2021 was primarily due to $111.7 million of PPP loans forgiven by the SBA during the third quarter partially offset by a net increase of $56.1 million, or 14.81% annualized growth, in the remainder of the loan portfolio. The decrease in total loans compared to September 30, 2020, was primarily due to a $244.9 million net decrease in PPP loans (originated and forgiven) which was partially offset by a net increase of $120.7 million in the remainder of the loan portfolio.

Investment Securities

The investment securities portfolio grew $13.0 million, or 3.47%, to $389.5 million at September 30, 2021, from $376.5 million at June 30, 2021, and up $136.0 million, or 53.64%, from $253.5 million at September 30, 2020. The increase in the investment securities portfolio compared to June 30, 2021 was primarily due to the purchase of $19.6 million of investment securities using excess cash balances generated by payoffs of PPP loans, partially offset in part by $6.6 million of sales, calls, or maturity of investment securities and principal pay downs. The increase in investment securities compared to September 30, 2020, was primarily due to the purchase of $172.2 million of securities between the two dates using excess cash balances generated by the payoffs of PPP loans, partially offset by $36.2 million of sales, calls, or maturity of investment securities and principal pay downs.

Deposits

Total deposits were $2.07 billion at September 30, 2021, an increase of $35.2 million, or 1.73%, from $2.03 billion at June 30, 2021, and up $123.6 million, or 6.36%, from $1.94 billion at September 30, 2020. The growth in deposits compared to June 30,

2021 and September 30, 2020 was primarily due to organic deposit growth as a result of increased customer liquidity and new customers. Total deposit composition at September 30, 2021 consisted of 47.01% of demand deposit accounts, 30.55% of savings and money market accounts and 22.44% of time deposits.

Borrowings

Total debt outstanding was $211.7 million at September 30, 2021, a decrease of $564 thousand, or 0.27%, from $212.3 million at June 30, 2021, and down $49.6 million, or 18.99%, from $261.4 million at September 30, 2020. The decrease in total borrowings compared to September 30, 2020 was primarily due to a decrease of $34.1 million in Federal Reserve Bank borrowings under the Paycheck Protection Program Liquidity Facility as well as the redemption of $15.0 million of subordinated notes. The Company would have paid approximately $721 thousand per year in interest on the redeemed subordinated notes.

Asset Quality

Nonaccrual loans were $12.1 million, or 0.71% of total loans, at September 30, 2021, a decrease of $1.6 million from nonaccrual loans of $13.7 million, or 0.77% of total loans, at June 30, 2021, and a decrease of $7.1 million from nonaccrual loans of $19.3 million, or 1.04% of total loans, at September 30, 2020. The decrease in nonaccrual loans compared to the prior quarter-end was primarily due to a $2.9 million pay off of one commercial loan relationship partially offset by two commercial loan relationships moving to nonaccrual status totaling $1.9 million. The decrease in nonaccrual loans compared to September 30, 2020 was primarily due to pay offs of five commercial loan relationships totaling $5.9 million, paydowns on two commercial loan relationships totaling $3.3 million, and the transfer of a $1.8 million residential real estate loan relationship to other real estate owned. This was partially offset by three commercial loan relationships and one residential real estate loan moving to nonaccrual status totaling $3.0 million.

Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.48% at September 30, 2021, compared to 0.55% at June 30, 2021, and 0.79% at September 30, 2020.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $762 thousand at September 30, 2021 compared to $765 thousand at June 30, 2021, and $1.1 million at September 30, 2020. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief. As of September 30, 2021, there were $1.1 million of loans that remained on a COVID-related deferral compared to $7.5 million as of June 30, 2021. As of September 30, 2021, there were no loans that had payments deferred greater than six months compared to $7.4 million as of June 30, 2021.

Net charge-offs in the third quarter of 2021 were $224 thousand, or 0.05% of average loans on an annualized basis, compared to $26 thousand of net recoveries, or 0.01% of average loans on an annualized basis for the preceding quarter and $78 thousand of net charge-offs, or 0.02% of average loans on an annualized basis, in the third quarter of 2020.

Level One's provision for loan losses in the third quarter of 2021 was a provision recovery of $1.2 million, compared to provision expense of $540 thousand in the preceding quarter and provision expense of $4.3 million in the third quarter of 2020. The decrease in the provision expense quarter over quarter was primarily due to a decrease of $2.0 million in general reserves as a result of a reduction in qualitative factors within the allowance for loan loss model as a result of improved credit quality, partially offset by an increase in specific reserves of $252 thousand. The decrease in the provision expense in the third quarter of 2021 compared to the same period in 2020 was primarily due to a decrease in general reserves of $5.1 million resulting from a decrease in qualitative factors and a decrease of $531 thousand in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses or decrease the level of the provision for loan losses should there be any indications of significant changes in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $21.7 million, or 1.26% of total loans, at September 30, 2021, compared to $23.1 million, or 1.30% of total loans, at June 30, 2021, and $21.3 million, or 1.15% of total loans, at September 30, 2020. Excluding PPP loans of $147.6 million, $259.3 million, and $392.5 million as of these dates respectively, the allowance for loan losses as a percentage of total loans was 1.38% as of September 30, 2021, compared to 1.53% as of June 30, 2021 and 1.46% as of September 30, 2020 (see section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans decreased compared to June 30, 2021 primarily due to a reduction in qualitative factors within the allowance for loan loss model as a result of improved credit quality. The allowance for loan losses as a percentage of total loans increased compared to September 30, 2020 as a result of the forgiveness of $244.9 million of PPP loans. As of September 30, 2021, the allowance for loan losses as a percentage of nonaccrual loans was 179.11%, compared to 168.64% at June 30, 2021, and 110.32% at September 30, 2020. The Company will continue to evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

Capital

Total shareholders’ equity was $233.9 million at September 30, 2021, an increase of $8.5 million, or 3.78%, compared with $225.4 million at June 30, 2021 primarily as a result of an increase in retained earnings. Total shareholders' equity increased $24.4 million, or 11.68%, from $209.5 million at September 30, 2020, primarily as a result of an increase in retained earnings.

Recent Developments

Third Quarter Common Stock Dividend: On September 15, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $0.06 per share. This dividend was paid on October 15, 2021, to stockholders of record at the close of business on September 30, 2021.

Third Quarter Preferred Stock Dividend: On October 20, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock, Series B. Holders of depositary shares will receive $0.4688 per depositary share. The dividend is payable on November 15, 2021, to shareholders of record at the close of business on October 31, 2021.

Level One's Response to the COVID-19 Pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. In addition, from January 18 through June 30, 2021, Level One funded 1,532 PPP loans for $234.3 million, of which 1,187 applications were for loans $150,000 or below.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of protocols necessary for those who return. As of March 31, 2021, we opened branches for walk in services. We will continue to evaluate this fluid situation and take additional actions as necessary.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.54 billion as of September 30, 2021. It operates sixteen banking centers throughout Metro Detroit, Ann Arbor, Grand Rapids, and Jackson and provides a variety of commercial, small business, and consumer banking services. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year," one of American Banker Magazine's "Top 200 Community Banks in the Nation," one of Metro Detroit's "Best & Brightest Companies to Work For" and more. Level One Bank’s business banking division provides a broad spectrum of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, MEDC loans, export-import financing, and a full suite of treasury management services. The consumer banking division offers a range of personal checking, savings and CD products and a complete array of consumer loan products including residential mortgages, new construction and renovation loans, home equity lines of credit, auto loans, and credit card services. Level One Bank offers a variety of digital banking services including online banking, robust mobile banking apps, online account opening and online loan applications for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," "annualized" or similar terminology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits including the expected elimination of LIBOR, and changes in tax laws, regulations and guidance, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
	September	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2021	2020	2020
Earnings Summary
Interest income	$22,322	$21,737	$21,551	$22,181	$20,245
Interest expense	1,807	2,121	2,394	3,075	3,648
Net interest income	20,515	19,616	19,157	19,106	16,597
Provision expense (recovery) for loan losses	(1,189)	540	265	1,538	4,270
Noninterest income	6,041	4,326	7,278	8,110	9,125
Noninterest expense	15,989	14,588	15,139	15,461	15,126
Income before income taxes	11,756	8,814	11,031	10,217	6,326
Income tax provision	2,291	1,835	2,072	1,844	1,117
Net income	$9,465	$6,979	$8,959	$8,373	$5,209
Preferred stock dividends	468	469	469	479	—
Net income available to common shareholders	8,997	6,510	8,490	7,894	5,209
Net income allocated to participating securities	138	92	111	65	40
Net income attributable to common shareholders	$8,859	$6,418	$8,379	$7,829	$5,169
Per Share Data
Basic earnings per common share	$1.19	$0.85	$1.11	$1.02	$0.68
Diluted earnings per common share	1.16	0.84	1.10	1.02	0.67
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	1.16	0.84	1.10	1.02	0.67
Book value per common share	27.56	26.48	25.40	25.14	24.06
Tangible book value per common share (1)	21.89	20.84	19.78	19.63	18.74
Preferred shares outstanding (in thousands)	10	10	10	10	10
Common shares outstanding (in thousands)	7,640	7,629	7,630	7,634	7,734
Average basic common shares (in thousands)	7,519	7,520	7,528	7,642	7,675
Average diluted common shares (in thousands)	7,638	7,633	7,612	7,695	7,712
Selected Period End Balances
Total assets	$2,543,883	$2,506,523	$2,572,726	$2,442,982	$2,446,447
Securities available-for-sale	389,528	376,453	346,266	302,732	253,527
Total loans	1,719,717	1,775,243	1,861,691	1,723,537	1,843,888
Total deposits	2,066,992	2,031,808	2,093,965	1,963,312	1,943,435
Total liabilities	2,309,949	2,281,114	2,355,539	2,227,655	2,236,979
Total shareholders' equity	233,934	225,409	217,187	215,327	209,468
Total common shareholders' equity	210,562	202,037	193,815	191,955	186,098
Tangible common shareholders' equity (1)	167,262	159,022	150,887	149,844	144,963
Performance and Capital Ratios
Return on average assets (annualized)	1.50%	1.09%	1.44%	1.35%	0.83%
Return on average equity (annualized)	16.32	12.52	16.31	15.61	10.48
Net interest margin (fully taxable equivalent)(2)	3.47	3.30	3.33	3.27	2.80
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	60.21	60.93	57.27	56.81	58.81
Dividend payout ratio	5.08	7.02	4.50	4.90	7.41
Total shareholders' equity to total assets	9.20	8.99	8.44	8.81	8.56
Tangible common equity to tangible assets (1)	6.69	6.46	5.96	6.24	6.03
Common equity tier 1 to risk-weighted assets	9.82	9.66	9.63	9.30	8.83
Tier 1 capital to risk-weighted assets	11.19	11.09	11.11	10.80	10.31
Total capital to risk-weighted assets	14.19	14.15	15.18	14.91	14.39
Tier 1 capital to average assets (leverage ratio)	7.68	7.24	7.15	6.93	7.17
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.05%	(0.01)%	—%	0.11%	0.02%
Nonperforming assets as a percentage of total assets	0.48	0.55	0.60	0.77	0.79
Nonaccrual loans as a percent of total loans	0.71	0.77	0.83	1.09	1.04
Allowance for loan losses as a percentage of total loans	1.26	1.30	1.21	1.29	1.15
Allowance for loan losses as a percentage of nonaccrual loans	179.11	168.64	146.95	118.50	110.32
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	173.58	163.76	142.62	114.95	105.46
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

Consolidated Balance Sheets
(Unaudited)	As of
	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020
Assets
Cash and cash equivalents	$293,824	$218,366	$176,486
Securities available-for-sale	389,528	376,453	253,527
Other investments	14,398	14,398	14,398
Mortgage loans held for sale, at fair value	15,351	9,305	60,635
Loans:
Originated loans	1,537,145	1,580,175	1,603,893
Acquired loans	182,572	195,068	239,995
Total loans	1,719,717	1,775,243	1,843,888
Less: Allowance for loan losses	(21,731)	(23,144)	(21,254)
Net loans	1,697,986	1,752,099	1,822,634
Premises and equipment, net	15,170	15,524	15,646
Goodwill	35,554	35,554	35,554
Mortgage servicing rights, net	5,051	4,599	2,194
Other intangible assets, net	2,695	2,862	3,387
Bank-owned life insurance	29,774	29,576	18,083
Income tax benefit	4,041	5,491	3,791
Interest receivable and other assets	40,511	42,296	40,112
Total assets	$2,543,883	$2,506,523	$2,446,447
Liabilities
Deposits:
Noninterest-bearing demand deposits	$791,879	$734,451	$632,427
Interest-bearing demand deposits	179,814	142,862	115,395
Money market and savings deposits	631,551	629,378	595,471
Time deposits	463,748	525,117	600,142
Total deposits	2,066,992	2,031,808	1,943,435
Borrowings	182,058	182,639	216,809
Subordinated notes	29,668	29,651	44,555
Other liabilities	31,231	37,016	32,180
Total liabilities	2,309,949	2,281,114	2,236,979
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding - 10,000 shares, with a liquidation preference of $2,500 per share, at September 30, 2021, June 30, 2021 and September 30, 2020	23,372	23,372	23,370
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,639,544 shares at September 30, 2021, 7,628,944 shares at June 30, 2021 and 7,734,322 shares at September 30, 2020	86,926	86,723	89,409
Retained earnings	118,781	110,243	88,646
Accumulated other comprehensive income, net of tax	4,855	5,071	8,043
Total shareholders' equity	233,934	225,409	209,468
Total liabilities and shareholders' equity	$2,543,883	$2,506,523	$2,446,447

Consolidated Statements of Income
(Unaudited)	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2021	2021	2020	2021	2020
Interest income
Originated loans, including fees	$17,796	$17,167	$15,274	$51,785	$44,630
Acquired loans, including fees	2,651	2,780	3,456	8,532	11,187
Securities:
Taxable	1,054	991	652	2,895	1,930
Tax-exempt	630	627	613	1,880	1,894
Federal funds sold and other	191	172	250	518	817
Total interest income	22,322	21,737	20,245	65,610	60,458
Interest Expense
Deposits	965	1,091	2,323	3,443	9,039
Borrowed funds	468	475	693	1,409	1,866
Subordinated notes	374	555	632	1,470	1,903
Total interest expense	1,807	2,121	3,648	6,322	12,808
Net interest income	20,515	19,616	16,597	59,288	47,650
Provision expense (recovery) for loan losses	(1,189)	540	4,270	(384)	10,334
Net interest income after provision for loan losses	21,704	19,076	12,327	59,672	37,316
Noninterest income
Service charges on deposits	859	800	616	2,436	1,798
Net gain on sales of securities	—	—	434	20	1,862
Mortgage banking activities	4,216	2,711	7,108	12,738	15,380
Other charges and fees	966	815	967	2,451	2,564
Total noninterest income	6,041	4,326	9,125	17,645	21,604
Noninterest expense
Salary and employee benefits	10,551	9,352	9,862	29,825	28,090
Occupancy and equipment expense	1,680	1,583	1,678	4,971	4,773
Professional service fees	847	774	808	2,264	2,141
Acquisition and due diligence fees	—	—	17	—	1,664
FDIC premium expense	244	210	287	778	722
Marketing expense	428	281	257	842	709
Loan processing expense	231	193	262	755	690
Data processing expense	928	1,057	844	3,209	2,601
Core deposit premium amortization	167	166	192	501	576
Other expense	913	972	919	2,571	2,805
Total noninterest expense	15,989	14,588	15,126	45,716	44,771
Income before income taxes	11,756	8,814	6,326	31,601	14,149
Income tax provision	2,291	1,835	1,117	6,198	2,109
Net income	9,465	6,979	5,209	25,403	12,040
Preferred stock dividends	468	469	—	1,406	—
Net income attributable to common shareholders	$8,997	$6,510	$5,209	$23,997	$12,040
Earnings per common share:
Basic earnings per common share	$1.19	$0.85	$0.68	$3.15	$1.56
Diluted earnings per common share	$1.16	$0.84	$0.67	$3.10	$1.55
Cash dividends declared per common share	$0.06	$0.06	$0.05	$0.18	$0.15
Weighted average common shares outstanding—basic	7,519	7,520	7,675	7,526	7,640
Weighted average common shares outstanding—diluted	7,638	7,633	7,712	7,631	7,701

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2021	2020	2021	2020
Average Balance Sheets:
Gross loans(1)	$1,763,214	$1,853,438	$1,871,164	$1,823,888	$1,696,073
Investment securities: (2)
Taxable	265,885	248,739	139,237	243,377	124,169
Tax-exempt	104,063	103,184	94,526	103,158	97,104
Interest earning cash balances	221,261	186,186	259,349	192,309	188,179
Other investments	14,398	14,398	12,419	14,398	12,401
Total interest-earning assets	$2,368,821	$2,405,945	$2,376,695	$2,377,130	$2,117,926
Non-earning assets	151,077	147,607	140,480	145,971	133,968
Total assets	$2,519,898	$2,553,552	$2,517,175	$2,523,101	$2,251,894

Interest-bearing demand deposits	156,977	143,290	116,285	144,449	112,579
Money market and savings deposits	624,190	640,471	513,420	623,123	458,438
Time deposits	489,261	550,751	575,179	541,018	564,396
Borrowings	181,911	184,391	394,020	183,983	311,024
Subordinated notes	29,657	41,809	44,468	38,633	44,463
Total interest-bearing liabilities	$1,481,996	$1,560,712	$1,643,372	$1,531,206	$1,490,900
Noninterest bearing demand deposits	774,926	737,038	640,095	735,162	546,066
Other liabilities	31,012	32,852	34,846	31,822	30,047
Shareholders' equity	231,964	222,950	198,862	224,911	184,881
Total liabilities and shareholders' equity	$2,519,898	$2,553,552	$2,517,175	$2,523,101	$2,251,894

Yields: (3)
Earning Assets
Gross loans	4.60%	4.32%	3.98%	4.42%	4.40%
Investment securities:
Taxable	1.57%	1.60%	1.86%	1.59%	2.08%
Tax-exempt	2.99%	3.03%	3.19%	3.04%	3.20%
Interest earning cash balances	0.15%	0.11%	0.12%	0.12%	0.28%
Other investments	2.95%	3.40%	5.57%	3.18%	4.49%
Total interest earning assets	3.76%	3.65%	3.41%	3.72%	3.84%

Interest-bearing liabilities
Interest-bearing demand deposits	0.14%	0.15%	0.22%	0.15%	0.31%
Money market and savings deposits	0.17%	0.18%	0.43%	0.20%	0.65%
Time deposits	0.53%	0.54%	1.18%	0.58%	1.55%
Borrowings	1.02%	1.03%	0.70%	1.02%	0.80%
Subordinated notes	5.00%	5.32%	5.65%	5.09%	5.72%
Total interest-bearing liabilities	0.48%	0.55%	0.88%	0.55%	1.15%

Interest Spread	3.28%	3.10%	2.53%	3.17%	2.69%
Net interest margin(4)	3.44%	3.27%	2.78%	3.33%	3.01%
Tax equivalent effect	0.03%	0.03%	0.02%	0.03%	0.03%
Net interest margin on a fully tax equivalent basis	3.47%	3.30%	2.80%	3.36%	3.04%
(1) Includes nonaccrual loans.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $155 thousand, $153 thousand, and $144 thousand on tax-exempt securities for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, and $462 thousand and $431 thousand for the nine months ended September 30, 2021 and 2020, respectively, using a federal income tax rate of 21%.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2021	2021	2021	2020	2020
Commercial real estate:	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Non-owner occupied	$479,633	$477,715	$449,690	$445,810	$460,708
Owner-occupied	295,228	301,615	300,175	275,022	269,481
Total commercial real estate	774,861	779,330	749,865	720,832	730,189
Commercial and industrial	540,546	642,606	794,096	685,504	807,923
Residential real estate	403,517	352,513	316,089	315,476	304,088
Consumer	793	794	1,641	1,725	1,688
Total loans	$1,719,717	$1,775,243	$1,861,691	$1,723,537	$1,843,888

Impaired Assets
	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2021	2021	2021	2020	2020
Nonaccrual loans	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial real estate	$3,768	$4,536	$4,542	$7,320	$7,022
Commercial and industrial	4,746	5,247	6,822	7,490	8,078
Residential real estate	3,610	3,931	3,987	3,991	4,151
Consumer	9	10	13	15	15
Total nonaccrual loans	12,133	13,724	15,364	18,816	19,266
Other real estate owned	—	—	—	—	—
Total nonperforming assets	12,133	13,724	15,364	18,816	19,266
Performing troubled debt restructurings
Commercial and industrial	336	336	335	546	550
Residential real estate	426	429	430	432	599
Total performing troubled debt restructurings	762	765	765	978	1,149
Total impaired assets	$12,895	$14,489	$16,129	$19,794	$20,415

Loans 90 days or more past due and still accruing	$162	$387	$328	$269	$552

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share, the ratio of tangible common equity to tangible assets, net income and diluted earnings per common share excluding acquisition and due diligence fees, and allowance for loan loss as a percentage of total loans, excluding PPP loans. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Common Share
	As of
	September	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Total shareholders' equity	$233,934	$225,409	$217,187	$215,327	$209,468
Less:
Preferred stock	23,372	23,372	23,372	23,372	23,370
Total common shareholders' equity	210,562	202,037	193,815	191,955	186,098
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	5,051	4,599	4,346	3,361	2,193
Other intangible assets, net	2,695	2,862	3,028	3,196	3,388
Tangible common shareholders' equity	$167,262	$159,022	$150,887	$149,844	$144,963

Common shares outstanding (in thousands)	7,640	7,629	7,630	7,634	7,734
Tangible book value per common share	$21.89	$20.84	$19.78	$19.63	$18.74

Total assets	$2,543,883	$2,506,523	$2,572,726	$2,442,982	$2,446,447
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	5,051	4,599	4,346	3,361	2,193
Other intangible assets, net	2,695	2,862	3,028	3,196	3,388
Tangible assets	$2,500,583	$2,463,508	$2,529,798	$2,400,871	$2,405,312

Tangible common equity to tangible assets	6.69%	6.46%	5.96%	6.24%	6.03%

Adjusted Income and Diluted Earnings Per Share
	For the three months ended
	September	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net income, as reported	$9,465	$6,979	$8,959	$8,373	$5,209
Acquisition and due diligence fees	—	—	—	—	17
Income tax (benefit) expense (1)	—	—	—	2	(4)
Net income, excluding acquisition and due diligence fees	$9,465	$6,979	$8,959	$8,375	$5,222

Diluted earnings per share, as reported	$1.16	$0.84	$1.10	$1.02	$0.67
Effect of acquisition and due diligence fees, net of income tax benefit	—	—	—	—	—
Diluted earnings per common share, excluding acquisition and due diligence fees	$1.16	$0.84	$1.10	$1.02	$0.67

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
	September	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Total loans	$1,719,717	$1,775,243	$1,861,691	$1,723,537	$1,843,888
Less:
PPP loans	147,645	259,303	405,770	290,135	392,521
Total loans, excluding PPP loans	$1,572,072	$1,515,940	$1,455,921	$1,433,402	$1,451,367

Allowance for loan loss	$21,731	$23,144	$22,578	$22,297	$21,254
Allowance for loan loss as a percentage of total loans	1.26%	1.30%	1.21%	1.29%	1.15%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.38%	1.53%	1.55%	1.56%	1.46%